Filed Pursuant to Rule 424(b)(3) and Rule 424(c)

Registration No. 333-198847

Prospectus Supplement No. 2

(To Prospectus filed on July 26, 2016, as supplemented

by Prospectus Supplement No. 1 dated August 1, 2016)

ENUMERAL BIOMEDICAL HOLDINGS, INC.

This Prospectus Supplement No. 2 supplements the information contained in the Prospectus, dated as of July 26, 2016, as amended by Prospectus Supplement No. 1 dated August 1, 2016, relating to the resale of up to 47,674,386 shares of our common stock by selling stockholders.

This Prospectus Supplement No. 2 is being filed to include the information set forth in our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on August 10, 2016.

You should read this Prospectus Supplement No. 2 in conjunction with the Prospectus. This Prospectus Supplement No. 2 is qualified by reference to the Prospectus, except to the extent that the information contained in this Prospectus Supplement No. 2 supersedes the information contained in the Prospectus. This Prospectus Supplement No. 2 is not complete without, and may not be utilized except in connection with, the Prospectus.

You should consider carefully the risks that we have described in “Risk Factors” beginning on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 10, 2016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2016

Enumeral Biomedical Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-55415 (Commission File Number)	99-0376434 (I.R.S. Employer Identification Number)

200 CambridgePark Drive, Suite 2000 Cambridge, Massachusetts (Address of Principal Executive Offices)	02140 (Zip Code)

(617) 945-9146

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Arthur H. Tinkelenberg, Ph.D. Separation Agreement

On August 4, 2016, Enumeral Biomedical Holdings, Inc. (the “Company”) entered into a separation letter agreement (the “Separation Agreement”) with Arthur H. Tinkelenberg, Ph.D., the Company’s former President and Chief Executive Officer. Dr. Tinkelenberg was terminated by the Company from his positions as President and Chief Executive Officer, effective July 28, 2016 (the “Separation Date”), as reported in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 1, 2016.

The Separation Agreement sets forth the terms of Dr. Tinkelenberg’s separation from service as an employee of the Company, and makes reference to certain provisions set forth in the Amended and Restated Employment Agreement, dated as of July 21, 2014, between Dr. Tinkelenberg and Enumeral Biomedical Corp., which was assumed by the Company on July 31, 2014 (the “Amended Employment Agreement”). Dr. Tinkelenberg will remain a member of the Company’s board of directors.

Pursuant to the terms of the Separation Agreement, the Company will pay Dr. Tinkelenberg his annual base salary of $262,500, less applicable tax withholdings (the “Severance Payment”), for a period of twelve months from the Separation Date (the “Severance Period”). In addition, the Company will pay Dr. Tinkelenberg a lump sum amount of $10,000, less applicable tax withholdings, to be used for the purchase of health coverage, life insurance, disability insurance, or any other purpose Dr. Tinkelenberg chooses. In the event a Change of Control of the Company (as such term is defined in the Amended Employment Agreement) occurs during the Severance Period, the remaining then-unpaid portion of the Severance Payment shall be paid in a lump sum in lieu of any further salary continuation payments.

The Separation Agreement also provides that all of Dr. Tinkelenberg’s options to purchase shares of the Company’s common stock and restricted stock grants in the Company that are unvested as of the Separation Date shall continue to vest during the Severance Period pursuant to the vesting schedules set forth in such option agreements and restricted stock agreements, as applicable. In the event that Dr. Tinkelenberg breaches the terms of the Separation Agreement during the Severance Period, all unvested options and restricted stock awards as of the date of notice by the Company of such breach (subject to any cure periods) shall be immediately cancelled and forfeited. In the absence of such breach, all remaining unvested options and shares of restricted stock shall fully vest and become exercisable on the expiration of the Severance Period, and the period for exercising all such options to purchase common stock of the Company shall be extended to the date that is five (5) years following the expiration of the Severance Period. In addition, if there occurs a Change of Control of the Company (as such term is defined in the Amended Employment Agreement) during the Severance Period, then all of Dr. Tinkelenberg’s unvested shares of restricted stock and options to purchase common stock of the Company shall immediately accelerate and become fully vested and exercisable.

The Separation Agreement contains non-competition and non-solicitation provisions applicable to Dr. Tinkelenberg during the Severance Period, confidentiality and non-disparagement provisions, and a full release of the Company, subject to certain exceptions.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the document, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1*	Separation Letter Agreement, dated as of August 4, 2016, by and between Enumeral Biomedical Holdings, Inc. and Arthur H. Tinkelenberg, Ph.D.

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENUMERAL BIOMEDICAL HOLDINGS, INC.

Date: August 10, 2016	By:	/s/ Kevin G. Sarney
Name: Kevin G. Sarney
Title: Vice President of Finance, Chief Accounting Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1*	Separation Letter Agreement, dated as of August 4, 2016, by and between Enumeral Biomedical Holdings, Inc. and Arthur H. Tinkelenberg, Ph.D.

*Filed herewith.

 Exhibit 10.1

August 4, 2016

Arthur H. Tinkelenberg, Ph.D.

c/o Enumeral Biomedical Holdings, Inc.

200 CambridgePark Drive, Suite 2000

Cambridge, MA 02140

Dear Arthur:

This letter agreement (the “Letter Agreement”) confirms that your employment with Enumeral Biomedical Holdings, Inc. (with its subsidiaries, the “Company”) has ceased effective July 28, 2016 and sets forth the terms of your separation from service as an employee of the Company. You and the Company acknowledge and agree that this separation concerns only your employment as President and Chief Executive Officer of the Company, and that you remain a director of the Company. Upon your termination as an employee of the Company, and in your continued capacity as a non-employee director of the Company, you will be entitled to participate in the Company’s Non-Employee Director Compensation Program, as may be revised from time to time by the Company’s Board of Directors or the Compensation Committee thereof. Notwithstanding anything herein to the contrary, pursuant to this letter you also hereby resign from any positions you hold as an officer and/or director of Enumeral Biomedical Corp. and Enumeral Securities Corporation, both of which are subsidiaries of the Company, and you agree to execute letters of resignation from such posts in forms acceptable to the Company.

In this Letter Agreement, reference is occasionally made to that certain Amended and Restated Employment Agreement, dated as of July 21, 2014, between you and Enumeral Biomedical Corp., a subsidiary of the Company, as assumed by the Company on July 31, 2014 (the “Amended Employment Agreement”). The Company hereby advises you to consult with an attorney of your own choosing prior to signing this Letter Agreement. You and the Company have agreed to the following terms:

Separation Date

1.          Your last day of employment and your payroll termination date (i.e., the last working day for which you will be paid your base salary and benefits) is July 28, 2016 (“Separation Date”).

Payments and Benefits

2.          Following your execution of this Letter Agreement and the expiration of any revocation period, and your return of Company property pursuant to Paragraph 10 below, you will receive severance payments equal to twelve (12) months of base pay denominated in United States Dollars, totaling $262,500, less deductions pursuant to applicable tax withholding laws and regulations (the “Severance Payment”), which will be made as salary continuation over a 12 month period by automatic payroll processing (such 12 month period following the Separation Date, the “Severance Period”). The amount of this Severance Payment will be reflected in your IRS Form W-2 from the Company, and the Company makes no representation or warranty regarding the taxability of any portion of the Severance Payment. You agree that you will bear responsibility for any and all taxes, penalties, or interest that may be assessed by any taxing authority on the Severance Payment. In the event that there occurs a Change of Control of the Company (as such term is defined in the Amended Employment Agreement) during the Severance Period, the remaining then-unpaid portion of the Severance Payment shall be paid in a lump sum amount to you on the next regularly scheduled payroll date following the closing of the transaction that triggered such Change of Control, in lieu of any further salary continuation payments; provided, however, that in all events you remain bound by the provisions of this Letter Agreement, including the restrictions set forth in Paragraph 11, and in the event you violate those restrictions following a Change of Control, you will be required to repay such lump sum payment to the Company.

3.          You acknowledge that you did not elect coverage under, and thus are not currently enrolled in, any medical, dental and/or prescription benefit plans with the Company. Consequently, you further acknowledge that you are not eligible for continuing participation in any of the Company’s medical, dental and/or prescription benefit plans pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”). In addition, the Company will pay you a lump sum amount of $10,000, less withholding of all applicable federal, state and local taxes, to be used for any purpose you choose, including, but not limited to, purchase of life insurance, disability insurance, or other health coverage. Such payment will be made on the Company’s first payroll date that is at least ten (10) days after the expiration of the Revocation Period described in Paragraph 17(v) below.

4.          Except as otherwise provided herein, and regardless of whether you decide to sign this Letter Agreement, your final wages and unused vacation accrued through the Separation Date will be paid to you on the Separation Date.

5.          All options to purchase shares of the Company’s common stock and restricted stock grants in the Company held by you or in a trust established by you for the benefit of your spouse, children or heirs that are unvested as of the Separation Date shall continue to vest during the Severance Period pursuant to the vesting schedules set forth in such option agreements and restricted stock agreements, as applicable. In the event that you breach the terms of this Letter Agreement during the Severance Period, all unvested options and restricted stock awards as of the date of notice by the Company of such breach (subject to any cure periods) shall be immediately cancelled and forfeited. In the absence of such breach, all remaining unvested options and shares of restricted stock shall fully vest and become exercisable on the expiration of the Severance Period, and the period for exercising all such options to purchase common stock of the Company shall be extended to the date that is five (5) years following the expiration of the Severance Period. In addition, if there occurs a Change of Control of the Company (as such term is defined in the Amended Employment Agreement) during the Severance Period, then notwithstanding the foregoing all of your unvested shares of restricted stock and options to purchase common stock of the Company shall immediately accelerate and become fully vested and exercisable.

6.          All other benefit programs to which you were entitled during your employment with the Company and under which you had elected coverage shall cease as of the Separation Date.

7(a).     Except as specifically provided in this Letter Agreement, you understand and agree that you are not entitled to any further salary, vacation pay, sick pay, bonus, severance pay, compensation of any kind, retirement, health insurance, long-term disability, AD&D, life insurance, or any other benefits. All such compensation and benefits shall cease as outlined above. However, you will retain your rights, if any, to retirement benefits to the extent you are eligible for them pursuant to applicable plan documents. You also agree that you have reconciled all outstanding business expenses, provided, however, that the Company is processing and will reimburse you for the expenses you have submitted to the Company’s Vice President of Finance on your final expense reports in your capacity as an employee of the Company.

(b).       Adequacy of Consideration. You acknowledge and agree that the Company’s Severance Payment under Paragraph 2, and payment provided under Paragraph 3 (collectively referred to as “Severance Benefits”):

(i)        Are not required by any policy, plan or prior agreement;

(ii)       Constitute adequate consideration to support your General Release in Paragraph 14(a) below; and

(iii)       Fully compensate you for the Claims you are releasing.

For purposes of this paragraph, “consideration” means something of value to which you are not already entitled.

Confidentiality Provisions

8.          Confidentiality of this Agreement. Because the information in this Letter Agreement is confidential, it is agreed that you will not disclose the terms of this Letter Agreement to anyone, except (i) your family, attorney and/or accountant with whom you choose to consult regarding this Letter Agreement, provided they each agree to the terms of confidentiality set forth herein or as required by law; (ii) in connection with any claim to enforce, interpret or determine the scope, meaning, enforceability or effect of the Agreement; (iii) to obtain confidential legal, tax or financial advice with respect thereto; or (iv) in connection with any of your Retained Rights as set forth in Paragraph 16 below. You agree and affirm that you have complied with and will continue to comply with the restrictions on the use of proprietary information set forth in Section 5 of the Amended Employment Agreement.

9.          Prohibition on Your Using or Disclosing Confidential Information. Regardless of whether you sign this Agreement, and in accordance with your Amended Employment Agreement, you are prohibited from using or disclosing confidential information which you created or acquired in the course of your employment with the Company and which is not generally known by or readily accessible to the public. This confidential information includes, without limitation, the items set forth in Section 5 of your Amended Employment Agreement (defined therein, and referred to throughout this Letter Agreement, as “Confidential Information”), a copy of which is attached to this Letter Agreement as Attachment A for your convenience. This prohibition is subject to and limited by your Retained Rights in Paragraph 16 below.

10.         Return of Company Property. Regardless of whether you sign this Letter Agreement, in accordance with your Amended Employment Agreement and as a condition of receiving the Severance Benefits set forth in Paragraph 2 and Paragraph 3 above, you must return to the Company any and all office equipment, documents, files, materials, electronic information, records, computer discs, equipment or other items in your possession or control belonging to the Company or containing any Confidential Information relating to the Company (except as may be necessary in your continued duties and responsibilities as a director of the Company), and you represent and agree that you have done so.

Post-Termination Restrictions

11.         Regardless of whether you sign this Letter Agreement, you remain legally bound by, and must comply with, the terms, conditions and restrictions of Section 7 (Non-Competition) of the Amended Employment Agreement, including, but not limited to, the non-solicitation and other provisions set forth in Section 7(c) of the Amended Employment Agreement. The twelve (12) month Post Employment Non-Compete Period (as defined in the Amended Employment Agreement) will be extended by any period of time in which you are in violation of such Section 7.

12.         In the event you violate any of the restrictions referenced in Paragraph 11 above, the Company shall have the right, in its sole discretion, to cease making any payments to you which otherwise may be required pursuant to Paragraphs 2 and/or 3 above; however, this shall not affect the validity or enforceability of the covenants referenced in Paragraph 11 above and your Amended Employment Agreement, which shall remain in full force and effect.

Defamatory Remarks and Publications

13.         You agree that you will not make any defamatory comments or remarks, as defined by law, in writing, orally or electronically, about the Company or any other Released Party (as defined in Paragraph 14 below) and their respective products and services. You further agree that you will not make, or cause to be made, any references whatsoever to any of the Released Parties, or to any fictitious person or entity intended to resemble any of the Released Parties, in any book, article, letter or any other form of publication or writing that you author or that you assist a third-party in authoring for publication or any other form of public dissemination, provided that this prohibition does not include your stating or confirming that you have been employed by the Company for your period of employment and stating your titles, roles and responsibilities. These restrictions are subject to and limited by your Retained Rights in Paragraph 16 below.

General Release

14(a).         By Executive. You, for yourself, your heirs, assigns, successors, executors, and administrators (hereinafter collectively referred to as the “Releasor”), in consideration of the promises and covenants set forth herein, hereby fully release and discharge, to the maximum extent permitted by law, the Company and its parent, subsidiaries, affiliates, officers, directors, members, shareholders, successors, partners, principals, employees, agents, representatives, fiduciaries, attorneys, and/or anyone else connected with each of the foregoing (collectively, the “Released Parties”), forever and unconditionally from any and all manner of action, claim, demand, damages, cause of action, debt, sum of money, contract, covenant, controversy, agreement, promise, judgment, and demand whatsoever, in law or equity, known or unknown, existing or claimed to exist (hereinafter, collectively referred to as “Claims”) arising from the beginning of time through the execution of this Letter Agreement, including without limitation, all Claims relating to or arising out of your employment and/or termination of employment with the Company, including any Claims under your Amended Employment Agreement, bonus and/or employee benefits and/or any discrimination claim based on race, religion, color, national origin, age, sex, sexual orientation or preference, disability, retaliation, or any cause of action under the following in each case as amended: the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974 (except any valid claim to recover vested benefits, if applicable), the Sarbanes-Oxley Act of 2002, any applicable Executive Order program, and their state or local counterparts, including without limitation, applicable state statutes, including state anti-discrimination statutes and regulations, such as the Massachusetts Fair Employment Practices Act, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Law, the Massachusetts Wage Act, the Massachusetts Small Necessities Leave Act, the Massachusetts Earned Sick Time Law, and the Massachusetts Parental Leave Law, and/or any other federal, state or local law, rule, regulation, constitution or ordinance, or under any public policy or common law or arising under any practices or procedure of the Company, and/or any claim for wrongful termination, back pay, future wage loss, any other claim, whether in tort, contract or otherwise, or any claim for costs, fees or other expenses, including attorneys’ fees.

(b).       By Company. The Company and its officers, directors, successors, principals, representatives, fiduciaries, attorneys, and/or anyone else connected with each of the foregoing in consideration of the promises and covenants set forth herein, hereby fully release and discharge you and your representatives, fiduciaries, attorneys, from any and all manner of action, claim, demand, damages, cause of action, debt, sum of money, contract, covenant, controversy, agreement, promise, judgment, and demand whatsoever, in law or equity, known or unknown, existing or claimed to exist (hereinafter, collectively referred to as “Claims”) arising from the beginning of time through the execution of this Letter Agreement, including without limitation, all Claims relating to or arising out of your employment and/or termination of employment with the Company, including without limitation, applicable state statutes, including federal, state or local law, rule, regulation, constitution or ordinance, or under any public policy or common law, or any claim for costs, fees or other expenses, including attorneys’ fees.

(c).       Known and Unknown Claims. Please note also that this General Release includes all Claims known or unknown by you, those that you may have already asserted or raised as well as those that you have never asserted or raised.

Non-Released Claims.

15.         The General Release in Paragraph 14 above does not apply to:

(a)          Any Claims for vested benefits under any Company retirement, 401(k), profit-sharing or other deferred compensation plan;

(b)          Any Claims to require the Company or you to honor its or your commitments set forth in this Letter Agreement;

(c)          Any Claims to interpret or to determine the scope, meaning, enforceability or effect of this Letter Agreement;

(d)          Any Claims that arise after you have signed this Letter Agreement;

(e)          Any Claims for worker’s compensation benefits, any Claims for unemployment compensation benefits, and any other Claims that cannot be waived by a private agreement.

The General Release is subject to and restricted by your Retained Rights in Paragraph 16 below.

Retained Rights.

16(a).         Regardless of whether or not you sign this Agreement, nothing in this Agreement is intended to or shall be interpreted: (i) to restrict or otherwise interfere with your obligation to testify truthfully in any forum; (ii) to restrict or otherwise interfere with your right and/or obligation to contact, cooperate with, provide information to, or testify or otherwise participate in, any action, investigation or proceeding of any government agency or commission (including, but not limited, to the Equal Employment Opportunity Commission (“EEOC”)); or (iii) to disclose any information or produce any documents as is required by law or legal process.

(b).         Further, the General Release in Paragraph 14 does not prevent you from contacting or filing a charge with any federal, state or local government agency or commission (including, but not limited to, the EEOC). However, the General Release does prevent you, to the maximum extent permitted by law, from obtaining any monetary or other personal relief for any of the Claims you have released in Paragraph 14 with regard to any charge you may file or which may be filed on your behalf.

Representations.

17.         By signing this Letter Agreement, you acknowledge that:

(i)        you have read and fully understand the terms of this Letter Agreement, including the General Release;

(ii)        you have been advised in writing by the Company and urged to consult with your attorneys prior to signing this Letter Agreement concerning the terms of this Letter Agreement, including the General Release;

(iii)        you have agreed to this Letter Agreement, including the General Release, knowingly and voluntarily and were not subjected to any undue influence or coercion in agreeing to its terms;

(iv)        you have been given at least 21 days to consider this Letter Agreement, and acknowledge that in the event that you execute this Letter Agreement prior to the expiration of the 21 day period, you hereby waive the balance of said period;

(v)        you will have seven (7) days following your execution of this Letter Agreement to revoke this Letter Agreement and this Letter Agreement shall not become effective or enforceable until the revocation period has expired. Any revocation within this seven day period must be submitted in writing and personally delivered, or mailed by 5:30 p.m. on the 7th day following your execution of this Letter Agreement to the undersigned at 200 Cambridge Park Drive, Suite 2000, Cambridge, MA 02140. No payment provided for in Section 2 of this Letter Agreement will be made until after the seven (7) day period has expired and this Letter Agreement has become effective. If the Letter Agreement is revoked by you then you shall forfeit the payment and benefits provided in this Letter Agreement and the Company shall not be required to provide any such payment, benefits or other consideration;

(vi)        you agree that, by signing this Letter Agreement, you will be receiving consideration in excess of that to which you are entitled absent providing the Release contained herein; and

(vii)        you have agreed that no provision of this Letter Agreement may be modified, changed, waived or discharged unless such waiver, modification, change or discharge is agreed to in writing and signed by the Company.

(viii)      you agree that no promise or inducement not expressed in this Letter Agreement has been made to you;

(ix)         You understand that you are waiving your Claims as set forth in Paragraph 14(a) above, including, but not limited to, Claims for age discrimination under the Age Discrimination in Employment Act (subject to the limitations in Paragraph 15 above and your Retained Rights in Paragraph 16 above); and

(x)          You have adequate information to make a knowing and voluntary waiver of any and all Claims as set forth in Paragraph 14(a) above.

Future Cooperation

18.         You agree to cooperate with any reasonable request by the Company in connection with any matter with which you were involved or any existing or potential claim, investigation, administrative proceeding, lawsuit or other legal or business matter that arose during your employment by the Company. You agree that after the Separation Date, you will make yourself available, upon reasonable notice and under reasonable conditions (including in your continued capacity as a member of the Company’s board of directors), to respond to inquiries and requests for information and assist the Company in any capacity with respect to matters of which you were involved or had knowledge as a result of your employment with the Company. You further agree to provide reasonable assistance to the Company and its respective representatives in defense of any claims that have been or may be made against the Company or any Released Party, and will assist the Company in the prosecution of any claims that have been or may be made by the Company or Released Party, to the extent that such claims may relate to the period of your employment with the Company. You agree to promptly notify the Company’s General Counsel in the manner described in Paragraph 19 below if you become aware of any lawsuits involving such claims that may be filed or threatened against the Company or any Released Party. You also agree to promptly inform the General Counsel (to the extent that you are legally permitted to do so) in the manner described in Paragraph 19, if you are requested to provide testimony or documents protected from disclosure under this Letter Agreement, or if you are asked to assist in any investigation of the Company or any Released Party (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or Released Party with respect to such investigation. Upon presentation of appropriate documentation, the Company shall pay or reimburse you for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by you in complying with this Paragraph 18. Nothing in this Paragraph 18 shall be construed to prohibit you from exercising your Retained Rights as specified in Paragraph 16 above.

Duty to Notify.

19.         Regardless of whether you sign this Letter Agreement, in the event you receive a request or demand, orally, in writing, electronically or otherwise, for the disclosure or production of Confidential Information which you created or acquired in the course of your employment (as defined in your Employment Agreement, you must notify immediately the Company’s General Counsel by calling him at the Company’s offices. Regardless of whether you are successful in reaching him by telephone, you also must notify him immediately in writing, via certified mail, at the Company’s offices at 200 CambridgePark Drive, Suite 2000, Cambridge, MA 02140. A copy of the request or demand as well as any and all documents potentially responsive to the request or demand shall be included with the written notification. You agree to wait a minimum of ten (10) days (or the maximum time permitted by such legal process, if less) after sending the letter before making a disclosure or production to give the Company time to determine whether the disclosure or production involves Confidential Information, in which event the Company may seek to prohibit and/or restrict the production and/or disclosure and/or to obtain a protective order with regard thereto. This obligation shall not apply in the event of requests or demands for Confidential Information from the government (federal, state or local).

Breach

20.         You acknowledge that any breach by you of any of the terms of this Letter Agreement, shall immediately relieve and excuse the Company from its obligations under this Letter Agreement, and the Company shall have the right to seek any other legal or equitable relief that may be available.

Entire Agreement, Amendment and Waiver

21.         You understand that this Letter Agreement fully and completely waives and gives up all claims you may have against the Company that are waivable under applicable law, excepting only claims to enforce this Letter Agreement.

22.         This Letter Agreement, and the applicable plans and agreements governing equity awards to you, contain the entire understanding between you and the Company, and supersede any and all other prior agreements, understandings, discussions, negotiations whether written or oral between you and the Company, including, without limitation, the Amended Employment Agreement, with the exception of the Disclosure of Information, Developments, Non-Competition and Return of Information provisions contained in Sections 5, 6, 7 and 8 therein, the tax provisions in Sections 11(d), 11(e), and 11(f), and the Notices, Enforcement and Remedies provisions of Sections 12, 13(h) and 13(i), which provisions shall be interpreted to provide the Company with cumulative rights, remedies, and protections and shall be given full force and effect. You acknowledge that neither the Company nor any representative of the Company has made any representation or promise to you other than set forth herein.

23.         This Letter Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This Letter Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators. No delay or omission by the Company in exercising any right under this Letter Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

Governing Law

24.         This Letter Agreement shall be governed by the laws of the Commonwealth of Massachusetts, excluding conflicts of law principles.

Waiver of Jury Trial

25.         The parties hereby knowingly, voluntarily, and intentionally waive the right any of them have to a trial by jury of, under or in connection with this Letter Agreement or any agreement or document executed in conjunction therewith or any course of conduct, statements (whether verbal or written) or actions of any party relating hereto or thereto.

Interpretation of this Letter Agreement/Severability

26.         Nothing in this Letter Agreement is intended to violate any law or shall be interpreted to violate any law. If any paragraph or part or subpart of any paragraph in this Letter Agreement or the application thereof is construed to be overbroad and/or unenforceable, then the court making such determination shall have the authority to narrow the paragraph or part or subpart of the paragraph as necessary to make it enforceable and the paragraph or part or subpart of the paragraph shall then be enforceable in its/their narrowed form. Moreover, each paragraph or part or subpart of each paragraph in this Letter Agreement is independent of and severable (separate) from each other. In the event that any paragraph or part or subpart of any paragraph in this Letter Agreement is determined to be legally invalid or unenforceable by a court and is not modified by a court to be enforceable, the affected paragraph or part or subpart of such paragraph shall be stricken from the Letter Agreement, and the remaining paragraphs or parts or subparts of such paragraphs of this Agreement shall remain in full, force and effect.

No Admissions

27.         It is understood and agreed that this Letter Agreement does not constitute an admission by the Company or you that any action either party has taken was unlawful or wrongful, or that any action constituted a breach of contract or violated any federal, state, or local law, policy, rule or regulation.

If the terms of this Letter Agreement are acceptable to you, please sign and date the enclosed copies of this Letter Agreement and return both to the undersigned. A fully executed copy will be returned to you.

Sincerely,

ENUMERAL BIOMEDICAL HOLDINGS, INC.

By:	/s/ Matthew A. Ebert
Name:	Matthew A. Ebert
Title:	General Counsel

ACCEPTED AND AGREED:

/s/ Arthur H. Tinkelenberg, Ph.D.
Arthur H. Tinkelenberg, Ph.D.

Dated:	4 August 2016

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